amended and restated Employment Agreement

This Amended and Restated Employment Agreement  (the “Agreement”) is entered into as of the 12th day of November, 2019 (“Effective Date”), by and between Nick Bryan Tressler (“Employee”) and Senseonics, Incorporated (“Company”).

Whereas, the Company wishes to continue to employ Employee, now in a new role as Chief Financial Officer of the Company, and Employee wishes to serve in such capacity for the Company and continue to be its Employee, subject to the terms and conditions of this Agreement;

Whereas, the Company and Employee entered into a the prior Employment Agreement (the “Prior Agreement”), dated as of March 11, 2019 (the “Start Date”) and desire to amend and restate the Prior Agreement; and

Whereas,  the Company and Employee desire to set forth their respective rights and obligations in this Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1 Position.  Subject to the terms set forth herein, the Company agrees to continue to employ Employee, in the new position of Chief Financial Officer, and Employee hereby accepts such continued employment on the terms and conditions set forth in this Agreement. Employee will commence work in this new position commencing November 15, 2019 (the “Transition Date”).

1.2 Duties.  Employee will report to the Chief Executive Officer (“CEO”) performing such duties as are normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the CEO.    During the term of Employee’s employment with the Company, Employee will work on a full-time basis for the Company and will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company. Employee shall perform Employee’s duties under this Agreement principally out of the Company’s corporate headquarters.    In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.3 Company Policies and Benefits.  The employment relationship between the parties shall also be subject to the Company’s personnel and other policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.  Notwithstanding the foregoing, in the event that

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the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2. Compensation.

2.1 Salary.  From the Transition Date, Employee shall receive for Employee’s services to be rendered under this Agreement a base salary of $340,000.00 (Three-hundred forty thousand dollars) on an annualized basis, subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2 Bonus.  During the period Employee is employed with the Company, Employee shall be eligible to earn for Employee’s services to be rendered under this Agreement a discretionary annual cash bonus of up to 40% of Base Salary (“Target Amount”), subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements.  Whether or not Employee earns any bonus will be dependent upon (a) Employee’s continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Employee and the Company of the applicable performance targets and goals set by the Board of Directors of the Company (“Board”).  The annual period over which performance is measured for purposes of this bonus is January 1 through December 31.  The Board will determine in its sole discretion the extent to which Employee and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus, which could be above or below the Target Amount (and may be zero).  Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company.  Any bonus, if earned, will be paid to Employee within the time period set forth in the incentive compensation plan.  For the 2019 period, Employee’s bonus shall be prorated, so that 10.5/12 is payable based on a 25% Target Amount on a $250,000 Base Salary, and 1.5/12 shall be prorated based on the Target Amount and Base Salary in this Section 2.2.

2.3 Sign-on Bonus and Stay Bonus: The Company provided a one-time sign-on bonus payment of $50,000.00 following the Start Date subject to standard federal and state payroll withholding requirements. If Employee resigns from his employment without good reason, or if the Company terminates Employee’s employment for Cause, within one year of the Start Date Employee must reimburse the Company the Sign-on Bonus paid to Employee. Employee hereby agrees that any such repayment obligation will be recovered from Employee’s final paycheck and any other amounts owed to Employee by the Company payable after his termination date.  In order to retain Employee, if Employee remains employed with the Company on January 1, 2021, Employee will be entitled to a Stay Bonus of $85,000, payable with the first regular pay period following January 1, 2021, subject to standard withholdings and deductions.  If Employee is not employed by the Company on this date, this Stay Bonus is not payable.

2.4 Stock Options. Employee was granted 200,000 options in conjunction with the Prior Agreement.  Subject to approval by the Board and subject to the terms of the 2015 Equity Incentive Plan (the “Plan”), Employee will be granted an option (the “Option”) to purchase up to an additional 300,000 shares of the Company’s Common Stock pursuant to the Company’s standard Qualified Stock Option Agreement (to the extent permitted) and

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the terms of the Plan. Twenty-five (25%) percent of the Option Shares will vest on the first anniversary of the Transition Date and the remaining seventy-five percent (75%) shall vest in equal amounts at the end of each calendar month for the 36-month period following the first anniversary of the Transition Date, in each such case subject to Employee’s continuous employment through the applicable vesting date. The exercise price of the Option will be equal to the fair market value of the Company’s Common Stock on the date of grant of the Option, as determined by the Board in its sole discretion.  The Option will be governed by and subject to the terms and conditions of the Plan and other documents issued in connection with the grant.

2.5 Expense Reimbursement.  The Company will reimburse Employee for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time.  The Company shall reimburse Employee for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time.  For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A of the Code:  (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. Ideas, Inventions, Confidentiality, Competition and Confidentiality.        As a condition of employment, Employee executed and agreed to abide by, and Employee agrees to continue to abide by, an Ideas, Inventions, Competition and Confidentiality Agreement attached as Exhibit A (“Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4. Outside Activities during Employment.  Except with the prior written consent of the CEO, including consent given to Employee prior to the signing of this Agreement, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties; and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude Employee (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company.  As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5. No Conflict with Existing Obligations.  Employee represents that Employee’s performance of all the terms of this Agreement does not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including

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agreements or obligations Employee may have with prior employers or entities for which Employee has provided services.  Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith. As part of this obligation, Employee agrees that he is subject to a duty to maintain the confidentiality of confidential or proprietary information that he has received from third parties, to hold such information in the strictest confidence, and not to disclose it to any person or entity or use it in carrying out Employee’s work for the Company, consistent with any agreements between Employee and such third party or third parties.

6. Termination of Employment.  The parties acknowledge that Employee’s employment relationship with the Company is at-will, meaning either the Company or Employee may terminate Employee’s employment at any time, with or without cause or advanced notice, except for the notice from Employee set out in Section 8.1 below.  The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company without Cause or for Good Reason.

(a) The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 6.1 at any time, in accordance with Section 6.6, without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 8.1 of this Agreement.  A termination pursuant to Section 6.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Employee’s employment at any time without Cause or Employee terminates his employment with the Company for Good Reason and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Employee shall be entitled to receive the Accrued Obligations (defined below).  If Employee complies with the obligations in Section 6.1(c) below, Employee shall also be eligible to receive the following severance benefits: (1) an amount equal to Employee’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions (“Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter and (2) a pro rata portion of Employee’s Target Amount for the performance year in which Employee’s termination occurs, with such pro rata portion calculated based upon the number of days that Executive was employed during such performanc year divided by the total number of days in such performance year, payable as a lump sum payment on the Release Effective Date (as defined below) (“Severance Bonus”).

(c) Employee will be paid all of the Accrued Obligations on the Company’s first payroll date after Employee’s date of termination from employment or earlier if required by law.  Employee shall receive the Severance pursuant to Section 6.1(b) of this Agreement and the payments pursuant to Section 6.1(d) if:  (i) by the 60th day following the date of Employee’s Separation from Service, he has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company

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and its affiliates and representatives, in a form acceptable to the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if he holds any other positions with the Company, he resigns such position(s) to be effective no later than the date of Employee’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the Proprietary Information Agreement; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in Release.  To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(d) If Employee timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Employee’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the COBRA period prior to the end of the COBRA Payment Period.  Nothing in this Agreement shall deprive Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(e) For purposes of this Agreement, “Accrued Obligations” are (i) Employee’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Employee payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Employee under any qualified retirement plan or health and welfare benefit plan in which Employee was a participant in accordance with applicable law and the provisions of such plan.

(f) The Severance provided to Employee pursuant to this Section 6.1 is in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.

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(g) Any damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the Severance for which Employee is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(h) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee’s consent: (i) a material reduction in Employee’s Base Salary of at least 10%; (ii) a material breach of this Agreement by the Company; (iii) any material diminution in Employee’s duties, responsibilities, authority, reporting structure, status or title, unless approved in writing by Employee; or (iv) the relocation of Employee’s principal place of employment, without Employee’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by Employee shall only be deemed for Good Reason pursuant to this definition if: (1) Employee gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Employee voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(i) Any damages caused by the termination of Employee’s employment without Cause or for Good Reason would be difficult to ascertain; therefore, the payments for which Employee is eligible pursuant to this Section 6.1 above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2 Termination by the Company without Cause or for Good Reason Following a Change in Control.

(a) If Employee’s employment by the Company is terminated by the Company without “Cause” (and not due to Disability or death) or by Employee for Good Reason coincident with a Change in Control (as defined below), then the Company shall pay or provide Employee with the Accrued Obligations and all of the benefits described in Section 6.1 above, subject to compliance with Section 6.1(c);  provided that: if Employee’s employment by the Company or any successor entity is terminated by the Company or the successor entity without “Cause” (and not due to Disability or death) within twelve (12) months following a Change in Control, 100% of the then unvested portion of the equity awards granted to Employee shall become fully vested.

(b) For purposes of this Agreement, a “Change in Control” means (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related

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transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.  In the event of any interpretation of this definition, the Board of Directors of the Company, upon advice of legal counsel, shall have final and conclusive authority, so long as such authority is exercised in good faith.  Notwithstanding the foregoing, a Change in Control will only be deemed to occur for purposes of this Agreement it is also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

(c) Any damages caused by the termination of Employee’s employment without Cause or for Good Reason following a Change in Control would be difficult to ascertain; therefore, the payments for which Employee is eligible pursuant to Section 6.2 above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.3 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Employee's employment with the Company at any time, in accordance with Section 6.6, for Cause by giving notice as described in Section 8.1 of this Agreement.  In the event Employee's employment is terminated at any time for Cause, Employee will not receive Severance, a Severance Bonus or any other severance compensation or benefits, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Employee the Accrued Obligations.

(b) "Cause" for termination shall mean that the Company has determined in its sole discretion that Employee has engaged in any of the following: (i) a  material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any written Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of the Company; (vi) negligence or incompetence in the performance of Employee's  duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

6.4 Resignation by Employee.
(a) Employee may resign from Employee’s employment with the Company at any time, in accordance with Section 6.6, by giving notice as described in Section 8.1.
(b) In the event Employee resigns from Employee’s employment with the Company for any reason, Employee will not receive Severance, a Severance Bonus or any

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other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the Accrued Obligations.
6.5 Termination by Virtue of Death or Disability of Employee.

(a) In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, in accordance with Section 6.6, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Employee’s legal representatives all Accrued Obligations.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Employee, and in accordance with Section 6.6, to terminate this Agreement based on Employee’s Disability.  Termination by the Company of Employee’s employment based on “Disability” shall mean termination because Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for 180 days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.  In the event Employee’s employment is terminated based on Employee’s Disability, Employee will not receive Severance, a Severance Bonus or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the Accrued Obligations.

6.6 Notice; Effective Date of Termination.
(a) Termination of Employee’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Employee of Employee’s termination, with or without Cause, unless pursuant to Section 6.3(b)(vi) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon the Employee’s death;

(iii) ten (10) days after the Company gives notice to Employee of Employee’s termination on account of Employee’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Employee has not returned to the full-time performance of Employee’s duties prior to such date;

(iv) thirty  (30) days after the Employee gives written notice to the Company of Employee’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Employee’s resignation shall be effective as of such other date.  Employee will receive compensation through any notice period required by Company; or

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(v) for a termination for Good Reason, immediately upon Employee’s full satisfaction of the requirements of Section 6.1(h).

(b) In the event notice of a termination under subsections (a)(i), (iii), (iv) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 8.1 below.  In the event of a termination for Cause or Good Reason, written confirmation shall specify the subsection(s) of the definition of Cause or Good Reason relied on to support the decision to terminate.

6.7 Cooperation with Company after Termination of Employment.  Following termination of Employee’s employment for any reason, Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Employee’s employment by the Company.  Such cooperation includes, without limitation, making Employee available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony.  In addition, for six months after Employee’s employment with the Company ends for any reason, Employee agrees to cooperate fully with the Company in all matters relating to the transition of Employee’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company.  The Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee’s scheduling needs.

6.8 Application of Section 409A.  It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A.  If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  No severance payments will be made under this Agreement unless Employee’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)).  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Employee’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows:  on

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the earlier to occur of (a) the date that is six months and one day after Employee’s Separation from Service, and (b) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Employee a lump sum amount equal to the sum of the severance benefits that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6.  No interest shall be due on any amounts deferred pursuant to this Section 6.8.

7. Section 280G.

7.1 Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Employee receiving a higher After Tax Amount (as defined below) than Employee would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

7.2 For purposes of this Section 5, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Employee as a result of Employee’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes

8. General Provisions.

8.1 Notices.  Any notices required hereunder to be in writing shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or

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certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company to the Attention of the Chief Executive Officer, with a copy to the General Counsel, at its primary office location and to Employee at either Employee’s address as listed on the Company payroll, or Company-issued email address, or at such other address as the Company or Employee may designate by ten (10) days advance written notice to the other.

8.2 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Employee’s employment, or otherwise, for such period as may be appropriate under the circumstances.

8.4 Waiver.  If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.5 Complete Agreement.  This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company.  The parties have entered into a separate Ideas, Inventions, Competition and Confidential Information Agreement and an Indemnification Agreement, and have or may enter into separate agreements related to equity.  These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

8.6 Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  The parties agree that facsimile and scanned image copies of signatures will suffice as original signatures.

8.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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8.8 Successors and Assigns.  The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

8.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Maryland.

8.10 Dispute Resolution.    The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Company or out of this Agreement, or the Employee’s termination of employment or termination of this Agreement, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Washington, DC metropolitan area.  Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Employee’s option, Employee may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.  The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

12.

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13.

In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

Senseonics, Incorporated

By:/s/ Tim Goodnow

Tim Goodnow

President & Chief Executive Officer

Employee

/s/ Nick Bryan Tressler

Nick Bryan Tressler